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                                                                   EXHIBIT 99(a)

                                 [LOGO OF SOTHEBY'S]

NEWS RELEASE
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FOR IMMEDIATE RELEASE                                         PRESS DEPARTMENT:
                                                                DIANA PHILLIPS
                                                               MATTHEW WEIGMAN
                                                                (212) 606-7176
                                                            INVESTOR RELATIONS:
                                                                 SARAH BRIERLEY
                                                                 (212) 894-1023


            SOTHEBY'S HOLDINGS, INC. ANNOUNCES FIRST QUARTER RESULTS

   o FIRST QUARTER AUCTION AND RELATED REVENUES INCREASE 7% TO $38.1 MILLION

     o SOTHEBY'S LEADS IMPRESSIONIST & MODERN ART SALES WITH $81.1 MILLION


May 14, 2003, New York -- Sotheby's Holdings, Inc. (NYSE: BID; LSE), the parent company of Sotheby's worldwide auction business, art-related financing and real estate brokerage activities, today announced results for the first quarter ended March 31, 2003. Net loss for the first quarter of 2003 was ($27.6) million, or ($0.45) per diluted share, compared to a net loss of ($23.1) million, or ($0.38) per diluted share, for the first quarter of 2002. Excluding net restructuring charges of $5.8 million, employee retention costs of $3.5 million and antitrust related special charges of $0.8 million, net loss for the first quarter of 2003 would have been ($21.2)* million, or ($0.34)* per share, which is flat when compared to the same period in 2002 when calculated on the same basis.

Due to the seasonal nature of the art auction market, Auction Sales (hammer price plus buyer's premium) in the first quarter have historically represented approximately 9% - 13% of annual Auction Sales and the first quarter has historically been a loss period for


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* Non-GAAP financial measure. See Appendix B

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the Company. Consequently, first quarter results may not be indicative of expected full year results.

"During the first quarter of 2003, auction and related revenues increased 7% to $38.1 million when compared to the same period in 2002" said William F. Ruprecht, President and Chief Executive Officer of Sotheby's Holdings, Inc. "These increases principally reflect the favorable impact of foreign currency translations, as well as improved February Impressionist and Contemporary art sales in London and the buyer's premium increase that was implemented in January, partially offset by a decline in single-owner sales. Other notable sales in the first quarter include our January Old Master Paintings sale in New York, which totaled $48 million and which was highlighted by the sale of Andrea Mantegna's DESCENT INTO LIMBO for $28.6 million, a record for the artist."

For the three months ended March 31, 2003 revenues from the Company's Real Estate segment were $6.8 million, a decrease of $0.7 million, or 9%, as compared to the first quarter of 2002. This decrease is partially a result of the current market conditions in certain real estate markets in which the Company operates.

"Our overall results were adversely effected by the foreign exchange impact of the weakening U.S. dollar," said Mr. Ruprecht. "This resulted in a $1.7 million increase in the Company's operating loss in the first quarter of 2003. It is also important to highlight that the net restructuring charges of $5.8 million, employee retention costs of $3.5 million and antitrust related special charges of $0.8 million, which aggregated $10.1 million in total in 2003, were significantly higher than the equivalent amounts in 2002, which aggregated $3.2 million. Therefore, the net impact of these charges in the first quarter of 2003 resulted in an incremental expense of $6.9 million."


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SECOND AND THIRD QUARTER SALES

"Our spring Impressionist & Modern art sales in New York performed well, despite the pressures of an uncertain economy and the war in Iraq, which made property gathering particularly challenging," said Mr. Ruprecht. "Sotheby's led the competition, achieving a sales total of $81.1 million. Pierre-Auguste Renoir's DANS LES ROSES (PORTRAIT DE MADAME LEON CLAPISSON) sold for $23.5 million and was the highest individual price achieved among all Impressionist and Modern works sold last week. Three works offered by the Museum of Fine Arts, Boston sold for a total of $16.3 million and were led by Edgar Degas' DANSEUSE, which brought $10.6 million. Among other highlights was Camille Pissaro's LA ROUTE DE ROCQUENCOURT selling for $5.6 million, surpassing the high estimate of $5 million.

"Last night, we held our Part I sale of Contemporary Art in New York, which totaled $27.3 million," continued Mr. Ruprecht. "85% of the lots sold and the highlight of the evening was Jackson Pollock's drip painting NUMBER 17, 1949, which brought $5.3 million and confirmed the resilience of the Contemporary market for fresh works of high quality that are fairly estimated."

"We were extremely pleased with the results of our annual spring Hong Kong sales, particularly considering the current health crisis in Asia, which prohibited many of our international clients from traveling. The two days of sales totaled $18.6 million, which achieved the low estimate and our Fine Chinese Paintings sale totaled $4.9 million, above the high estimate of $4.7 million. The World of Qianlong, a thematic offering of ceramics and works of art from the Qianlong Dynasty, brought $8.0 million and was highlighted by A COPPER-RED AND UNDERGLAZE-BLUE 'DRAGON' VASE, TIANQUIPING, SEAL MARK AND PERIOD QIANLONG, which brought $1.3 million -- doubling its pre-sale low estimate.


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"Looking to the sales ahead, we have several exciting auctions that will take place this month. On Thursday, Sotheby's Paris will offer The Karl Lagerfeld Collection of 20th Century Decorative Arts, estimated to sell in the range of $3 million. Next week in New York, single owner sales of American paintings, drawings and sculpture as well as furniture and decorative arts from the Collection of Meyer and Vivian Potamkin will be offered and are estimated in excess of $10 million. And on May 22nd, our London sale of Music includes the working manuscript of Beethoven's Ninth Symphony, arguably the most important musical work ever to appear at auction. Prepared for Beethoven by two copyists, the manuscript is marked throughout by thousands of revisions by Beethoven and is estimated in excess of $3 million.

"London will also be offering a number of extraordinary paintings later in the season," said Mr. Ruprecht. "A major landscape by the Austrian Expressionist painter Egon Schiele will be offered in Sotheby's London sale of Impressionist & Modern Art on June 23rd. KRUMAUER LANDSCHAFT (STADT UND FLUSS), estimated at $8 to $11 million, was recently restituted to the heirs of the original Viennese collectors from whom it was looted by the Nazis in 1938. On July 10th, in our London Old Master Paintings sale, a recently discovered Rembrandt self-portrait, estimated at $6.5 to $9.6 million, will be offered for sale. The self-portrait, which has been hidden for over 300 years behind layers of over-paint, has recently emerged after years of painstaking cleaning. It is only one of three Rembrandt self-portraits still left in private hands and the first to come to auction in 30 years."


OUTLOOK

"Property gathering for our spring season was affected by the current economic environment, uncertainties related to the war in Iraq and the health crisis in Asia resulting from SARS," said Mr. Ruprecht. "Those factors had an unfavorable impact on auction consignments for the Company's spring sales, and will therefore negatively impact the second quarter of 2003. In addition, management believes that the luxury real estate

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market will continue to remain soft, and may therefore negatively impact Real
Estate revenues during the second quarter of 2003. Nevertheless, with the strategic sale-leaseback of our York Avenue headquarters, the successful implementation of our recent restructuring plans, and the resolution of our remaining antitrust litigation, we are confident that Sotheby's is today better positioned to weather this downturn."



ABOUT SOTHEBY'S HOLDINGS, INC.
Sotheby's Holdings, Inc. is the parent company of Sotheby's worldwide auction business, art-related financing and real estate brokerage activities. The Company operates in 34 countries, with principal salesrooms located in New York and London. The Company also regularly conducts auctions in 13 other salesrooms around the world, including Australia, Hong Kong, France, Italy, the Netherlands, Switzerland and Singapore. Sotheby's Holdings, Inc. is listed on the New York Stock Exchange and the London Stock Exchange.

FORWARD-LOOKING STATEMENTS
This release contains certain "forward-looking statements" (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the "forward-looking statements" include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the amount of quality property being consigned to art auction houses and the marketability at auction of such property, the final resolution of antitrust related matters and the successful implementation of the Company's restructuring plans.


                                      # # #

FINANCIAL TABLES FOLLOW



All Sotheby's Press Releases and SEC filings are available on our web site at www.sothebys.com


Sotheby's Holdings, Inc.'s earnings conference call will take place on Wednesday, May 14, 2003, at 4:45 PM EST. Domestic callers should dial:
800-219-6110 and international callers should dial: 303-262-2175. The call reservation number is 538348.


To listen to the conference call via web cast, please go to www.visualwebcaster.com/event.asp?id=14722 and enter the passcode 538348 when prompted. You will need Windows Media Player to access the call. Please download this program before the call begins at 4:45 PM on May 14th. The web cast will be available for replay for two weeks after the call.


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                                                                    APPENDIX A
                            SOTHEBY'S HOLDINGS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                         FOR THE THREE MONTHS
                                                            ENDED MARCH 31,
                                                      --------------------------
                                                           2003           2002
                                                      --------------------------
                                                        (THOUSANDS OF DOLLARS,
                                                        EXCEPT PER SHARE DATA)


Revenues:
Auction and related revenues ...................       $ 38,133        $ 35,611
Other revenues .................................          9,488           9,820
                                                      ---------        --------
Total revenues .................................         47,621          45,431
                                                      ---------        --------

Expenses:
Direct costs of services .......................          7,924           9,284
Salaries and related costs .....................         36,065          35,461
General and administrative expenses ............         23,818          22,871
Depreciation and amortization expense ..........          6,801           5,796
Retention costs ................................          3,479           6,250
Net restructuring charges ......................          5,791            (546)
Special charges ................................            783          (2,510)
                                                      ---------        --------
Total expenses .................................         84,661          76,606
                                                      ---------        --------

Operating loss .................................        (37,040)        (31,175)

Interest income ................................            573           1,120
Interest expense ...............................         (7,137)         (5,768)
Other income (expense) .........................            448            (279)
                                                      ---------        --------

Loss before taxes ..............................        (43,156)        (36,102)

Income tax benefit .............................        (15,536)        (12,997)
                                                      ---------        --------

Net Loss .......................................       ($27,620)       ($23,105)
                                                      =========        ========

Basic and Diluted Loss Per Share ...............       ($  0.45)       ($  0.38)
                                                      =========        ========

Basic and Diluted Weighted Average Shares
 Outstanding (in millions)......................           61.5            61.4
                                                      =========        ========


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                                                                    APPENDIX B

                            SOTHEBY'S HOLDINGS, INC.
                        GAAP TO NON-GAAP RECONCILIATIONS

GAAP AND NON-GAAP FINANCIAL MEASURES:
GAAP refers to generally accepted accounting principles in the United States of America. In this release, financial measures are presented in accordance with GAAP and also on a non-GAAP basis. All references in this release denoted by * are to "adjusted" non-GAAP financial measures. Management believes that the use of these non-GAAP financial measures enable management and investors to evaluate, and compare from period to period, the Company's results from operations in a more meaningful and consistent manner. A reconciliation of GAAP to non-GAAP financial measures is included below:

                                                        QUARTER ENDED MARCH 31,
                                                    ----------------------------
                                                        2003             2002
                                                    ----------------------------
                                                       (Thousands of dollars,
                                                       except per share data)

GAAP NET LOSS ................................      ($  27,620)      ($  23,105)

ADJUSTMENTS, NET OF TAX EFFECTS (a):
  Retention costs (b) ........................           2,227            4,000
  Net restructuring charges (c) ..............           3,706             (349)
  Special charges (d) ........................             501           (1,606)
                                                    ----------       ----------
ADJUSTED NET LOSS ............................      ($  21,186)      ($  21,060)
                                                    ==========       ==========

GAAP LOSS PER SHARE ..........................      ($    0.45)      ($    0.38)

ADJUSTMENTS, NET OF TAX EFFECTS (a):
  Retention costs (b) ........................            0.04             0.07
  Net restructuring charges (c) ..............            0.06            (0.01)
  Special charges (d) ........................            0.01            (0.03)
                                                    ----------       ----------
ADJUSTED LOSS PER SHARE ......................      ($    0.34)      ($    0.34)
                                                    ==========       ==========
-----------------
 (a) The consolidated effective tax benefit rate was 36% for the quarters ended March 31, 2003 and 2002.

 (b)  Consists of costs related to the Company's employee retention programs.

 (c)  Consists of net charges related to the Company restructuring plans.

 (d) Consists of net charges related to the investigation by the Antitrust Division of the United States Department of Justice, other governmental investigations and the related civil antitrust litigation, as well as a credit in the first quarter of 2002 related to the Company's final settlement agreement with its former Chief Executive Officer.


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